Exhibit 99.1

CohBar Reports First Quarter 2020 Financial Results and Provides Business Update

Company to host conference call and webcast at 5:00 p.m. ET

MENLO PARK, Calif., May 14, 2020 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the first quarter ended March 31, 2020.

“I am pleased to share with you that since my arrival at CohBar last May, we have expanded the number of programs from two to five with the newest targeting COVID-19 associated acute respiratory distress syndrome (ARDS),” said Steven Engle, CohBar’s Chief Executive Officer. “Recently, we announced that we have a new target for our CB5064 apelin agonist program, which is COVID-19 associated ARDS, an underlying disease that lacks adequate therapies. We are excited because published preclinical studies have shown that apelin can reduce the severity of acute lung injury. Also in this past quarter, we demonstrated that our recently discovered CXCR4 antagonist enhanced the effectiveness of a chemotherapeutic agent in a model of melanoma, and made additional progress with our antifibrotic program by generating new results in a therapeutic model of idiopathic pulmonary fibrosis (IPF). Finally, like many companies, we paused our Phase 1b study in NASH and obesity, which we hope to continue once the COVID-19 associated conditions impacting our study sites have improved. With this quarter’s accomplishments, CohBar continues to expand its portfolio of mitochondrial encoded peptides to maintain our leadership in mitochondrial medicine.”

First Quarter 2020 R&D and Business Highlights

•	CB5064 Analogs for COVID-19 Associated ARDS and Type 2 Diabetes: In May, the company initiated testing of CB5064 analogs that interact with the apelin receptor in preclinical models of ARDS to assess their potential as therapeutics for COVID-19 associated ARDS. CohBar previously demonstrated the beneficial effects of this novel family of peptides on glucose tolerance, insulin sensitivity, and weight loss in an obese mouse model of T2D, as presented at the American Diabetes Association in 2019.
•	ATS Abstract Accepted for MBT2 Analogs for Fibrotic Diseases: In April, the company’s late-breaking abstract was accepted as a poster presentation at the American Thoracic Society (ATS) 2020 International Conference. The poster will summarize the prophylactic and therapeutic activity of a novel peptide, MBT2, in preclinical models of IPF. MBT2 has demonstrated reductions in lung fibrosis, inflammation, collagen levels, and other parameters. IPF is a chronic, progressive, debilitating and usually fatal interstitial lung disease that affects approximately 100,000 people in the U.S.

•	CB4211 Clinical Study Paused due to COVID-19 Pandemic: In March, the company announced delays in the completion of its CB4211 Phase 1b study for NASH and obesity due to the COVID-19 pandemic. CohBar has previously presented evidence that the novel mechanism of action of CB4211 enhances insulin effects on fat cells (adipocytes) leading to reduction of liver fat in preclinical models.
•	New CXCR4 Inhibitor Program Targets Cancer and Other Indications: In January, the company announced its discovery of MBT5 analogs, a novel family of potent and selective peptide inhibitors of the chemokine receptor, CXCR4. CXCR4 is overexpressed in more than 75% of cancers and high levels of the receptor are associated with poor survival prognosis.

•	Investment Community Outreach Continues to Expand: In this past quarter, CohBar held meetings with investors, analysts, and bankers in Boston, New York, and San Francisco. The company hosted meetings around the JP Morgan Healthcare, BIO CEO and ROTH conferences.

•	CohBar’s Chief Operating Officer Stepping Down from Management Role: Jon Stern, the company’s senior executive, will be stepping down from his role as COO on May 31, 2020. Since joining the company in 2012, Mr. Stern has served in various executive roles including Chief Strategic Officer and Chief Executive Officer. He will remain actively involved as a member of the company’s board of directors.

Founder’s Update

During the first quarter and subsequent period, Dr. Pinchas Cohen, Dean of the USC Leonard Davis School of Gerontology and Dr. Nir Barzilai, Director of the Institute for Aging Research at Albert Einstein College of Medicine, continued to be recognized as international leaders in the study of mitochondrial science, aging and age-related diseases.

Dr. Cohen published a paper linking MOTS-c to exercise performance in the journal Aging, titled “Increased expression of the mitochondrial derived peptide, MOTS-c, in skeletal muscle of healthy aging men is associated with myofiber composition.” Dr. Barzilai delivered a keynote on “The Science and Economy of Aging” at the World Economy Forum in Davos, Switzerland in January. He also spoke on longevity and the science of aging in San Francisco, Singapore, Abu Dhabi, Tel Aviv, and Naples, Florida.

First Quarter 2020 Financial Highlights

•	Cash and Investments. CohBar had cash and cash equivalents of $10.2 million as of March 31, 2020, compared to $12.6 million as of December 31, 2019. The cash burn for the quarter ended March 31, 2020, was approximately $2.5 million.

•	R&D Expenses. Research and development expenses were similar for the three months ended March 31, 2020 and the prior year quarter at $1.4 million.

•	G&A Expenses. General and administrative expenses were $1.8 million for the three months ended March 31, 2020, compared to $1.5 million in the prior year quarter. The increase in general and administrative expenses was primarily due to higher D&O insurance premiums, board fees and stock-based compensation costs.

•	Net Loss. For the three months ended March 31, 2020, net loss, which included $1.8 million of non-cash expenses, was $4.2 million, or $0.10 per basic and diluted share. For the three months ended March 31, 2019, net loss, which included $0.9 million of non-cash expenses, was $2.9 million, or $0.07 per basic and diluted share.

First Quarter Investor Call and Slide Presentation:

Date: May 14, 2020
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13702385

Slide Presentation

-	Go to www.webex.com, click on the ‘Join a Meeting’ button and enter meeting number 923 145 161 and Password CWBR, or
-	Go to www.cohbar.com and click on Q1 2020 Shareholder Presentation at top of homepage.

For individuals participating in the Investor Call and Slide Presentation, please call into the conference audio and log into Webex approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on May 14, 2020, through 11:59 p.m. Eastern Time on June 4, 2020. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13702385. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring mitochondrial-derived peptides within the mitochondrial genome that regulate metabolism and cell death, and whose biological activity declines with age. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases, including nonalcoholic steatohepatitis (NASH), obesity, fibrotic diseases, cancer, acute respiratory distress syndrome (ARDS), type 2 diabetes, and cardiovascular and neurodegenerative diseases. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. This clinical trial is currently paused due to the COVID-19 pandemic. In addition, CohBar has four preclinical programs, two in cancer, one in fibrotic diseases and one in COVID-19 associated ARDS and type 2 diabetes.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements which are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding the impact of COVID-19 on our ongoing and planned clinical trials; anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and MBTs, including but not limited to as a treatment for COVID-19 associated ARDS. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable than and that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,168,766	$12,563,853
Prepaid expenses and other current assets	297,897	361,311
Total current assets	10,466,663	12,925,164
Property and equipment, net	487,172	523,677
Intangible assets, net	18,884	19,154
Other assets	67,403	64,242
Total assets	$11,040,122	$13,532,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$462,124	$444,776
Accrued liabilities	910,674	916,692
Accrued payroll and other compensation	573,320	677,755
Current portion of note payable, net of debt discount and offering costs of $5,555 and $0 as of March 31, 2020 and December 31, 2019, respectively	79,445	-
Total current liabilities	2,025,563	2,039,223
Notes payable, net of current portion and net of debt discount and offering costs of $449,475 and $546,312 as of March 31, 2020 and December 31, 2019, respectively	3,368,025	3,356,188
Total liabilities	5,393,588	5,395,411

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 43,141,399 shares as of March 31, 2020 and 43,069,418 as of December 31, 2019	43,141	43,069
Additional paid-in capital	62,814,281	61,087,082
Accumulated deficit	(57,210,888)	(52,993,325)
Total stockholders’ equity	5,646,534	8,136,826
Total liabilities and stockholders’ equity	$11,040,122	$13,532,237

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2020	2019

Revenues	$-	$-

Operating expenses:
Research and development	1,449,872	1,371,848
General and administrative	1,831,621	1,456,197
Total operating expenses	3,281,493	2,828,045
Operating loss	(3,281,493)	(2,828,045)

Other income (expense):
Interest income	35,449	94,405
Interest expense	(77,836)	(76,981)
Equity modification expense	(802,400)	-
Amortization of debt discount and offering costs	(91,283)	(109,963)
Total other expense	(936,070)	(92,539)
Net loss	$(4,217,563)	$(2,920,584)
Basic and diluted net loss per share	$(0.10)	$(0.07)
Weighted average common shares outstanding - basic and diluted	43,119,369	42,635,509